Exhibit 99.03

Inspyr Therapeutics, Inc.

NOTES TO PRO FORMA UNAUDITED FINANCIAL STATEMENTS

Unaudited Pro Forma Condensed Financial Information.

The Pro forma Unaudited Financial Statements have been prepared in order to present condensed consolidated financial position and results of operations of Inspyr Therapeutics, Inc. and Lewis and Clark Pharmaceuticals, Inc. as if the acquisition had occurred as of June 30, 2017 for the pro forma condensed consolidated balance sheet and to give effect to the acquisition as if the transaction had taken place at January 1, 2016 for the pro forma condensed consolidated statement of operations for the year ended December 31, 2016 and the six months ended June 30, 2017, respectively.

The acquisition has been accounted for under the acquisition method of accounting. Under the acquisition method of accounting, the total acquisition consideration price is allocated to the assets acquired and liabilities assumed based on their preliminary estimated fair values. The fair value measurements utilize estimates based on key assumptions of the acquisition, and historical and current market data. The excess of the purchase price over the total of estimated fair values assigned to tangible and identifiable intangible assets acquired and liabilities assumed is recognized as goodwill. In order to ultimately determine the fair values of tangible and intangible assets acquired and liabilities assumed for Lewis and Clark Pharmaceuticals, Inc., we may engage a third party independent valuation specialist. During the measurement period (which is the period required to obtain all necessary information that existed at the acquisition date, or to conclude that such information is unavailable, not to exceed one year), additional assets or liabilities may be recognized, or there could be changes to the amounts of assets or liabilities previously recognized on a preliminary basis, if new information is obtained about facts and circumstances that existed as of the acquisition date that, if known, would have resulted in the recognition of those assets or liabilities as of that date. The Company expects the purchase price allocations for the acquisition of Lewis and Clark Pharmaceuticals, Inc. to be completed by March 31, 2018.

The pro forma adjustments do not reflect the amortization of intangible assets acquired, if any, in the acquisition.

The historical financial information has been adjusted to give effect to events that are directly attributable to the Acquisition, factually supportable and, with respect to the statements of operations, expected to have a continuing impact on the results of the combined company. These unaudited pro forma consolidated financial statements should be read in conjunction with the historical financial statements and accompanying notes of Lewis & Clark Pharmaceuticals Inc. (contained elsewhere in this Form 8-K/A) and the Company’s historical financial statements and accompanying notes appearing in its periodic SEC filings including the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and the quarterly report on the Form 10-Q for the six months ended June 30, 2017. The adjustments that are included in the following unaudited pro forma combined financial statements are described in the numbered notes that are marked in those financial statements.

Inspyr Therapeutics, Inc.
Pro Forma Balance Sheet
June 30, 2017

							Balance Sheet Consolidated Pro Forma June 30, 2017
	Balance Sheet Inspyr Therapeutics, Inc. June 30, 2017	Balance Sheet Lewis and Clark Pharmaceuticals, Inc. June 30, 2017		Pro Forma Adjustments to Reflect The Acquisition of Lewis and Clark As Of June 30, 2017
				Dr		Cr
Assets

Current assets:
Cash and cash equivalents	$6,000	$5,694					$11,694
Prepaid expenses	31,000	2,693					33,693

Total current assets	37,000	8,387					45,387

Property and equipment, net	5,000	12,461	(3)	340,539			358,000

Goodwill	—	—	(3)	2,134,700			2,134,700

Other intangibles	60,000	—					60,000
Other assets	3,000	—					3,000

Total assets	$105,000	$20,848					$2,601,087

Liabilities and stockholders’ deficit

Current liabilities:
Accounts payable and accrued expenses	$2,311,000	$3,327					$2,314,327
Derivative liabilities	2,227,000	—					2,227,000
Accrued interest		241,054	(1)	241,054			—
Convertible notes payable		2,067,040	(1)	2,067,040			—
Advances from stockholders	—	14,800	(1)	14,800			—

Total current liabilities	4,538,000	2,326,221					4,541,327

Stockholders’ deficit

Preferred stock	—	—					—
Common stock	—	1,058,000	(2)	3,380,894	(1)	2,322,894	712
					(3)	712
Additional paid in capital	45,597,000	386,274	(2)	386,274	(3)	2,492,048	48,089,048

Accumulated deficit	(50,030,000)	(3,749,647)			(2)	3,749,647	(50,030,000)

Total stockholders’ deficit	(4,433,000)	(2,305,373)					(1,940,240)

Total liabilities and stockholders’ deficit	$105,000	$20,848					$2,601,087
				8,565,301		8,565,301

(1)	To record the conversion of Lewis and Clark Pharmaceuticals, Inc. (“Lewis and Clark”) debt into Lewis and Clark common stock prior to the acquisition on July 31, 2017.

(2)	To eliminate the equity accounts of Lewis and Clark.

(3)	To record the purchase of Lewis and Clark. As consideration, we issued 7,122,172 shares of common, par value $0.0001 per share.

The consideration issued has been valued at $2,492,760.

Inspyr Therapeutics, Inc. Pro Forma Statement of Operations Six Months ended June 30, 2017

		Lewis and Clark	Pro Forma Adjustments to Reflect
	Inspyr Therapeutics, Inc.	Pharmaceuticals, Inc.	The Acquisition of Lewis and Clark			Consolidated Pro Forma
	Six Months Ended	Six Months Ended	As Of January 1, 2016			Six Months Ended
	June 30, 2017	June 30, 2017	Dr		Cr	June 30, 2017

Research and development	965,000					965,000
Operating expense	781,000	332,447 (1)	23,000			1,136,447

Total operating expenses	1,746,000	332,447				2,101,447

Loss from operations	(1,746,000)	(332,447)				(2,101,447)

Other income (expense):
Miscellaneous income	—	1,993				1,993
Gain on change in fair value of derivative liability	1,998,000	—				1,998,000
Interest income (expense), net	(1,462,000)	(62,322)				(1,524,322)

Loss before provision for income taxes	(1,210,000)	(392,776)				(1,625,776)

Provision for income taxes	—	—				—

Net loss	(1,210,000)	(392,776)				(1,625,776)

Net loss per share, basic and diluted	$(0.79)					$(0.19)

Weighted average shares outstanding	1,527,536			(2)	7,122,172	8,649,708

(1)	To record depreciation expense on assets acquired.

(2)	To record shares issued in acquisition.

Inspyr Therapeutics, Inc.
Pro Forma Statement of Operations
Year ended December 31, 2016

			Pro Forma Adjustments to Reflect
	Inspyr Therapeutics, Inc.	Lewis and Clark Pharmaceuticals, Inc.	The Acquisition of Lewis and Clark			Consolidated Pro Forma
	Year Ended	Year Ended	As Of January 1, 2016			Year Ended
	December 31, 2016	December 31, 2016	Dr		Cr	December 31, 2016

Research and development	1,101,000	—				1,101,000
Operating expense	2,089,000	916,186 (1)	46,000			3,051,186

Total operating expenses	3,190,000	916,186				4,152,186

Loss from operations	(3,190,000)	(916,186)				(4,152,186)

Other income (expense):
Miscellaneous income		4,906				4,906
Gain on change in fair value of derivative liability	2,523,000	—				2,523,000
Interest income (expense), net	(2,888,000)	(91,063)				(2,979,063)

Loss before provision for income taxes	(3,555,000)	(1,002,343)				(4,603,343)

Provision for income taxes	—	—				—

Net loss	(3,555,000)	(1,002,343)				(4,603,343)

Net loss per share, basic and diluted	$(2.55)					$(0.54)

Weighted average shares outstanding	1,394,065			(2)	7,122,172	8,516,237

(1)	To record depreciation expense on assets acquired.

(2)	To record shares issued in acquisition.

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